Exhibit 5.1

GREENBERG TRAURIG, LLP

1750 Tysons Boulevard

Suite 1000

McLean, Virginia 22102

December 21, 2017

PAVmed Inc.

One Grand Central Place

60 E. 42nd Street

Suite 4600

New York, New York 10165

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by PAVmed Inc. (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), covering (i) the resale by certain of the Company’s securityholders as set forth in the Registration Statement (the “Selling Securityholders”) of (A) up to an aggregate of 1,210,808 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable upon conversion of Series A-1 Convertible Preferred Stock (“Conversion Shares”), (B) up to an aggregate of 1,119,348 Series X-1 Redeemable Warrants (“Series X-1 Warrants”), (C) up to an aggregate of 1,399,185 Series W Warrants (“Series W Warrants”), (D) up to an aggregate of 1,399,185 shares of Common Stock issuable upon exercise of Series A-1 Warrants and the Series X-1 Warrants or the Series W Warrants (solely to the extent the Series X-1 Warrants or Series W Warrants are exercised prior to being publicly transferred) (the “Warrant Shares”) and (ii) the issuance of up to an aggregate of 1,399,185 shares of Common Stock issuable upon either (i) the exercise of Series X-1 Warrants or (ii) the exercise of the Series W Warrants solely to the extent such Series X-1 Warrants or Series W Warrants are publicly transferred prior to the exercise thereof (such shares being referred to as the “Issuance Shares”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Conversion Shares to be issued by the Company upon conversion of the Company’s Series A-1 Convertible Preferred Stock have been duly authorized and, when issued in accordance with the applicable governing documents, will be legally issued, fully paid and nonassessable.

2. The Series X-1 Warrants and the Series W Warrants, when issued upon exchange of the Series A-1 Warrants, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3. The Warrant Shares to be issued by the Company upon exercise of the Series A-1 Warrants and the Series X-1 Warrants or the Series W Warrants have been duly authorized and, when issued in accordance with the applicable governing documents against payment in full therefor, will be legally issued, fully paid and nonassessable.

4. The Issuance Shares to be issued by the Company upon exercise of the Series X-1 Warrants or the Series W Warrants solely to the extent such Series X-1 Warrants or Series W Warrants are publicly transferred prior to the exercise thereof have been duly authorized and, when issued in accordance with the applicable governing documents against payment in full therefor, will be legally issued, fully paid and nonassessable.

Our opinions set forth herein are limited to the laws of the State of New York all applicable provisions of the Delaware constitution (and all applicable judicial and regulatory determinations) and the General Corporation Law of the State of Delaware and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP